Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST ANNOUNCES CLOSING OF $500 MILLION CREDIT FACILITY

- Attractive Source of Capital Positions Company for Growth -

Oakland, California (February 6, 2014) — Starwood Waypoint Residential Trust (NYSE: SWAY), a leading single-family rental real estate investment trust (REIT), announced today that it has entered into a new $500 million secured credit facility with Citi. The credit facility has a three-year term and includes an option to extend for one additional year.

Separately, in connection with Starwood Waypoint Residential Trust’s recent spin-off from Starwood Property Trust, Inc. on February 3, 2014, Starwood Waypoint Residential Trust has approximately $100 million of cash (including cash contributed by Starwood Property Trust, Inc. upon completion of the separation). Starwood Waypoint Residential Trust intends to use availability under the credit facility, which is currently undrawn, and the approximately $100 million of cash to continue to fund acquisitions of well-located, single-family homes and attractive non-performing loan portfolios and for general corporate purposes.

“We are excited to announce the closing of this credit facility following the completion of our successful spin-off transaction,” stated Nina Tran, Chief Financial Officer of Starwood Waypoint Residential Trust. “This facility dramatically enhances our ability to continue to expand our business as a stand-alone entity while focusing on generating attractive risk-adjusted returns and increasing shareholder value. We are also evaluating securitization markets as part of our long-term capital plans.”

Additional details on pricing and other terms of the facility may be found in the Form 8-K to be filed today with the Securities and Exchange Commission.

About Starwood Waypoint Residential Trust

Starwood Waypoint Residential Trust is a REIT that acquires, renovates, leases, maintains and manages single-family homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building a leading, nationally recognized brand that is based on a foundation of respect for its residents and the communities in which it operates. Starwood Waypoint Residential Trust invests in non-performing loans to supplement its growth.

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